                                                                    EXHIBIT 23.5

[LOGO OF SBC WARBURG DILLON READ APPEARS HERE]



                                                CORPORATE FINANCE

PERSONAL AND CONFIDENTIAL
-------------------------

                                                May 15, 1998

Board of Directors
Halliburton Company
3600 Lincoln Plaza
500 North Akard Street
Dallas, Texas 75201

Lady and Gentlemen:

        We hereby consent to the use of our opinion letter dated February 25, 1998 to the Board of Directors of Halliburton Company (the "Parent") included as Appendix D to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of Halliburton N.C., Inc., a wholly owned subsidiary of Parent with and into Dresser Industries, Inc. and to the references to such opinion in such Joint Proxy Statement/Prospectus under the captions "Summary-Opinions of Financial Advisors", "The Merger-Reasons for the Merger; Recommendations of the Boards of Directors" and "The Merger-Opinions of Financial Advisors to Halliburton: SBC Warburg Dillon Read and Goldman Sachs". In giving such consent, we do not admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                        SBC WARBURG DILLON READ INC.


                                        By: /s/ JEFFREY W. MILLER
                                            --------------------------
                                            Jeffrey W. Miller
                                            Executive Director